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                                                                    EXHIBIT 23.1




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the use in this Second Amendment to the Registration Statement on Form S-1 and Prospectus of Artificial Life, Inc. of our report dated November 16, 1998, on the balance sheets of Artificial Life, Inc. as of December 31, 1996, July 3, 1997 and December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1996 and the periods January 1, 1997 to July 3, 1997 and July 4, 1997 to December 31, 1997 and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



                                             /s/ Wolf & Company, P.C.



Wolf & Company, P.C.




Boston, Massachusetts
November 18, 1998